Exhibit l.1

May 12, 2016

Nuveen High Income December 2019 Target Term Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen High Income December 2019 Target Term Fund

As counsel for Nuveen High Income December 2019 Target Term Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-209703 and 811-23141) on May 9, 2016 and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP